Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of the Audit Committee

SinoCoking Coal and Coke Chemical Industries, Inc.

We consent to the inclusion in this Registration Statement of SinoCoking Coal and Coke Chemical Industries, Inc. on Form S-1 of our report dated September 30, 2013, with respect to our audit of the consolidated financial statements of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of and for the year ended June 30, 2013, which report is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Registration Statement.

/s/Friedman LLP

New York, New York

March 10, 2015